Filed Pursuant to Rule 424(b)(5)
Registration No. 333-209526

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Floating Rate Notes due 2020	€300,000,000	100.073%	$340,208,171	$41,233.23
1.125% Notes due 2023	€550,000,000	99.884%	$622,537,019	$75,451.49
2.125% Notes due 2027	€750,000,000	99.781%	$848,038,719	$102,782.29
2.625% Notes due 2030	€650,000,000	98.988%	$729,125,811	$88,370.05
Total			$2,539,909,720	$307,837.06

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (File No. 333-209526) filed by the Registrant on February 12, 2016, based upon a euro/dollar exchange rate of €1/$1.1332 on November 23, 2018, as published by the U.S. Federal Reserve Board.

PROSPECTUS SUPPLEMENT

(To prospectus dated February 12, 2016)

€2,250,000,000

STRYKER CORPORATION

€550,000,000 1.125% Notes due 2023

€750,000,000 2.125% Notes due 2027

€650,000,000 2.625% Notes due 2030

€300,000,000 Floating Rate Notes due 2020

The 1.125% fixed rate notes due 2023, which we refer to as the “2023 fixed rate notes,” will mature on November 30, 2023. The 2.125% fixed rate notes due 2027, which we refer to as the “2027 fixed rate notes,” will mature on November 30, 2027. The 2.625% fixed rate notes due 2030, which we refer to as the “2030 fixed rate notes,” will mature on November 30, 2030. We refer to the 2023 fixed rate notes, 2027 fixed rate notes and 2030 fixed rate notes collectively as the “Fixed Rate Notes.” The floating rate notes due 2020, which we refer to as the “floating rate notes,” will mature on November 30, 2020. We refer to the floating rate notes, the 2023 fixed rate notes, the 2027 fixed rate notes and the 2030 fixed rate notes collectively as the “notes.”

The floating rate notes will bear interest at a floating rate equal to three-month EURIBOR plus 0.28%. We will pay interest on the floating rate notes on March 1, May 30, August 30 and November 30 of each year, beginning March 1, 2019. We will pay interest on the 2023 fixed rate notes, the 2027 fixed rate notes and the 2030 fixed rate notes on November 30 of each year, beginning November 30, 2019.

We may redeem any series of the notes at our option, in whole, but not in part, for cash, at any time prior to maturity at a price equal to 100% of the outstanding principal amount of such notes, plus accrued and unpaid interest to, but not including, the redemption date, if certain tax events occur that would obligate us to pay additional amounts as described under “Description of Notes—Payment of Additional Amounts.” In addition, we may redeem the 2023 fixed rate notes, the 2027 fixed rate notes or the 2030 fixed rate notes, at our option, in whole at any time or in part from time to time, for cash, prior to maturity at the redemption prices set forth under “Description of Notes—Optional Redemption.” The floating rate notes are not redeemable at our option, other than following a tax event as described above. If a change of control repurchase event occurs, unless we have previously exercised our optional redemption right with respect to the applicable series, we will be required to offer to repurchase each series of the notes from the holders for cash. See “Description of Notes—Change of Control.”

The notes will be senior unsecured obligations of ours and will rank equally in right of payment with all our existing and any future senior unsecured obligations. The notes will be issued only in registered book-entry form and in denominations of €100,000 and integral multiples of €1,000 thereafter.

Each series of the notes will be a new issue of securities for which there is currently no established trading market. We intend to apply to list the notes of each series on the New York Stock Exchange (“NYSE”). The listing application will be subject to approval by the NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date of the notes. If such listing is obtained, we will have no obligation to maintain such listing, and we may delist any series of the notes at any time.

Investing in the notes involves risks that are described under “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Public offering price (1)	Underwriting discount	Proceeds, before expenses, to us
Per 2023 fixed rate note	99.884%	0.300%	99.584%
Total	€549,362,000	€1,650,000	€547,712,000
Per 2027 fixed rate note	99.781%	0.425%	99.356%
Total	€748,357,500	€3,187,500	€745,170,000
Per 2030 fixed rate note	98.988%	0.450%	98.538%
Total	€643,422,000	€2,925,000	€640,497,000
Per floating rate note	100.073%	0.200%	99.873%
Total	€300,219,000	€600,000	€299,619,000

(1)	Plus accrued interest, if any, from November 30, 2018 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form on or about November 30, 2018 through the facilities of Clearstream Banking, S.A. (“Clearstream”), and Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”).

Joint Book-Running Managers

Barclays	BNP PARIBAS	Goldman Sachs & Co. LLC	J.P. Morgan

Senior Co-Managers

BofA Merrill Lynch	Citigroup	Morgan Stanley	Wells Fargo Securities

Co-Managers

Citizens Capital Markets	HSBC	Mizuho Securities	MUFG

PNC Capital Markets LLC	US Bancorp	The Williams Capital Group, L.P.

The date of this prospectus supplement is November 27, 2018.

TABLE OF CONTENTS

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains information regarding this offering of notes. The second part is the accompanying prospectus dated February 12, 2016, which is part of our Registration Statement on Form S-3.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus or any documents incorporated by reference, as applicable.

You should rely only on information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus issued by us and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters, to subscribe to or purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting (Conflicts of Interest)—Selling Restrictions.”

STABILIZATION

IN CONNECTION WITH THE ISSUE OF THE NOTES, GOLDMAN SACHS & CO. LLC IN ITS ROLE AS STABILIZING MANAGER (THE “STABILIZING MANAGER”) FOR ITS OWN ACCOUNT MAY, TO THE EXTENT PERMITTED BY APPLICABLE LAWS AND DIRECTIVES, OVER-ALLOT AND EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILIZATION ACTION OR OVER-ALLOTMENT COMMENCED WILL BE CARRIED OUT IN ACCORDANCE WITH THE APPLICABLE LAWS AND REGULATIONS.

S-ii

Notice to Prospective Investors in the United Kingdom

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or (ii) are persons who fall within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Notice to Prospective Investors in the European Economic Area

PRIIPs and Prospectus Directive

This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Directive (as defined below).

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MiFID II Product Governance—Professional Investors and ECPs Only Target Market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Unless otherwise stated or the context otherwise requires, as used in this prospectus supplement, the words “we,” “us,” “our,” the “Company” or “Stryker” refer to Stryker Corporation and its consolidated subsidiaries.

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

From time to time, in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement, as well as in other written reports and oral statements, we discuss our expectations regarding our future performance. Statements and financial discussion and analysis contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “intend,” “may,” “will,” “plan,” “expect,” “should,” “possible,” “predict,” “forecast,” “potential,” “project,” “may impact,” “on track,” “goal,” “strategy” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, an acquisition or our businesses. These forward-looking statements are based on currently available competitive, financial and economic data, current expectations, estimates, forecasts and projections about the industries in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. Among the factors that might affect our performance are:

•	weakening of economic conditions that could adversely affect the level of demand for our products;

•	pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products;

•	our ability to maintain adequate working relationships with healthcare professionals;

•	changes in foreign exchange markets;

•	legislative and regulatory actions;

•	the possibility of incurring goodwill impairment charges to one or more of our business units;

•	federal, state and foreign anti-bribery and anti-corruption laws;

•	unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products;

•	changes in reimbursement levels from third-party payors;

•	a significant increase in product liability claims;

•	the ultimate total cost with respect to the Rejuvenate Modular Hip System and ABG II Modular-Neck hip stems product liability matter;

•	the impact of investigative and legal proceedings and compliance risks;

•	resolution of tax audits;

•	the impact of the federal legislation to reform the United States healthcare system;

•	our compliance with the European Medical Devices Regulation and the costs associated with such compliance;

•	the impact of the federal legislation that reformed the United States tax system and further changes in the tax laws of foreign jurisdictions;

•	the possibility of our being negatively impacted by future changes in the allocation of income to each of the income tax jurisdictions in which we operate;

•	the possibility of an interruption of manufacturing operations;

•	significant shortages or price increases associated with raw materials;

S-iv

•	changes in financial markets;

•	changes in the competitive environment;

•	our ability to integrate acquisitions;

•	our ability to realize anticipated cost savings;

•	cost of intellectual property litigation;

•	additional capital that we may require in the future may not be available to us, or only available to us on unfavorable terms;

•	our extensive international operations;

•	our ability to attract and retain key employees;

•	failure of a key information technology system, process or site and a breach of information security;

•	our ability to manage the implementation of a new global enterprise resource planning system; and

•	other risks detailed in our filings with the Securities and Exchange Commission, or the SEC.

While we believe that the assumptions underlying such forward-looking statements are reasonable, there can be no assurance that future events or developments will not cause such statements to be inaccurate. All forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements to reflect any changes in events or circumstances or in our expectations or results.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you in deciding whether to invest in the notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC, that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

The Company

Stryker is one of the world’s leading medical technology companies and, together with our customers, we are driven to make healthcare better. We offer innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes.

Our products include implants used in joint replacement and trauma surgeries; surgical equipment and surgical navigation systems; endoscopic and communications systems; patient handling, emergency medical equipment and intensive care disposable products; neurosurgical, neurovascular and spinal devices; as well as other products used in a variety of medical specialties. In the United States most of our products are marketed directly to doctors, hospitals and other healthcare facilities.

We segregate our operations into three reportable business segments: Orthopaedics, MedSurg, and Neurotechnology and Spine. Orthopaedics products consist primarily of implants used in hip and knee joint replacements and trauma and extremity surgeries. MedSurg products include surgical equipment and surgical navigation systems (Instruments), endoscopic and communications systems (Endoscopy), patient handling, emergency medical equipment and intensive care disposable products (Medical), reprocessed and remanufactured medical devices (Sustainability) and other medical device products used in a variety of medical specialties. Neurotechnology and Spine products include both neurosurgical and neurovascular devices.

Our products are sold in over 85 countries through company-owned subsidiaries and branches, as well as third-party dealers and distributors. We have 42 manufacturing locations spread around the world and we have approximately 33,000 employees.

Stryker was incorporated in Michigan in 1946 as the successor company to a business founded in 1941 by Dr. Homer H. Stryker, a prominent orthopaedic surgeon and the inventor of several medical products.

Stryker Corporation is a Michigan corporation. Our common stock is listed on the New York Stock Exchange under the symbol “SYK.” Our principal executive offices are located at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, and our telephone number is (269) 385-2600. Our Internet website address is www.stryker.com. The information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

In August 2018 we announced a definitive agreement to acquire all the issued and outstanding shares of common stock of K2M Group Holdings, Inc. (“K2M”) for $27.50 per share, or an aggregate purchase price of approximately $1,400 million. K2M is a global leader of complex spine and minimally invasive solutions focused on achieving three-dimensional Total Body Balance. We completed the acquisition on November 9, 2018, and K2M will be integrated into our Spine business within Neurotechnology and Spine.

The Offering

Issuer	Stryker Corporation

Securities Offered	€550,000,000 aggregate principal amount of 1.125% fixed rate notes due 2023.

€750,000,000 aggregate principal amount of 2.125% fixed rate notes due 2027.

€650,000,000 aggregate principal amount of 2.625% fixed rate notes due 2030.

€300,000,000 aggregate principal amount of floating rate notes due 2020.

Maturity Dates	2023 fixed rate notes: November 30, 2023.

2027 fixed rate notes: November 30, 2027.

2030 fixed rate notes: November 30, 2030.

Floating rate notes: November 30, 2020.

Interest Rates	2023 fixed rate notes: 1.125% per year.

2027 fixed rate notes: 2.125% per year.

2030 fixed rate notes: 2.625% per year.

Floating rate notes: three-month EURIBOR plus 0.28% per year (determined as described under “Description of Notes—Floating Rate Notes”).

Interest Payment Dates	Interest will be paid on the 2023 fixed rate notes on November 30 of each year, beginning on November 30, 2019.

Interest will be paid on the 2027 fixed rate notes on November 30 of each year, beginning on November 30, 2019.

Interest will be paid on the 2030 fixed rate notes on November 30 of each year, beginning on November 30, 2019.

Interest will be paid on the floating rate notes on March 1, May 30, August 30 and November 30 of each year, beginning on March 1, 2019.

Interest on the notes will accrue from November 30, 2018.

Currency of Payment	All payments of interest, premium, if any, and principal, including payments made upon any redemption or repurchase of the notes, will be made in euro; provided that if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used.

In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default (as defined in the indenture). Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

See “Currency Conversion” and “Description of the Notes—Issuance in Euro.”

Additional Amounts	We will, subject to certain exceptions and limitations, pay additional amounts as are necessary in order that the net payment of the principal of, premium, if any, and interest in respect of the notes to a holder who is not a United States person (as defined under “Description of Notes—Payment of Additional Amounts”), after withholding or deduction for any present or future tax, assessment, duties or other governmental charge imposed by the United States (or any political subdivisions or taxing authority thereof or therein having power to tax), will not be less than the amount provided in such notes to be then due and payable.

Optional Tax Redemption	We may redeem in whole, but not in part, any series of the notes for cash at the redemption price of 100% of their outstanding principal amount, plus accrued and unpaid interest to, but not including, the redemption date, if certain tax events occur that would obligate us to pay additional amounts as described under “Description of Notes—Payment of Additional Amounts.”

Optional Redemption	We may redeem each of the 2023 fixed rate notes, the 2027 fixed rate notes and the 2030 fixed rate notes for cash in whole, at any time, or in part, from time to time, prior to their respective maturities, at the redemption prices set forth under “Description of Notes—Optional Redemption.” The floating rate notes are not redeemable at our option, other than in an optional tax redemption, as discussed below.

Repurchase at the Option of Holders Upon Change of Control Repurchase Event

If a “Change of Control Repurchase Event” (as defined in this prospectus supplement) occurs, we will be required to offer to repurchase the notes for cash at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of such repurchase. See “Description of the Notes—Repurchase at the Option of Holders Upon Change of Control Repurchase Event.”

Ranking	The notes will be our senior unsecured obligations and will rank equally with our other existing and future senior unsecured indebtedness. At September 30, 2018, we had approximately $28 million of indebtedness outstanding on a consolidated basis that would rank structurally senior to the notes and approximately $7,175 million of indebtedness outstanding on a consolidated basis that would rank equally with the notes.

Certain Covenants	The Indenture governing the notes contains certain restrictions, including restrictions on our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness and our ability to enter into certain sale and leaseback transactions. These restrictions are subject to a number of exceptions. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately €2,230 million (or $2,527 million based on an exchange rate of €1 to $1.1332 on November 23, 2018, as published by the U.S. Federal Reserve Board), after deducting the underwriting discounts and our expenses related to the offering. We intend to use the net proceeds of this offering for general corporate purposes, including the repayment of all of the $500 million principal amount of outstanding 1.800% Notes due January 15, 2019 at maturity (the “January 2019 Notes”) and the repayment of all of the $750 million principal amount of outstanding 2.000% Notes due March 8, 2019 at maturity (the “March 2019 Notes”), as well as the repayment of any commercial paper then outstanding. See “Use of Proceeds.”

Listing and Trading	Each series of the notes will be a new issue of securities for which there is currently no established trading market. We intend to apply to list the notes of each series on the NYSE. The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist any series of the notes at any time. We cannot provide you with any assurance regarding the liquidity of any trading market for any series of the notes that develops, the ability of holders of notes of any series to sell their notes or the prices at which holders may be able to sell their notes.

Further Issues

We may from time to time, without notice to, or the consent of, the holders of the applicable series of notes, create and issue additional notes of that series having the same ranking and terms and conditions as the notes of the applicable series offered hereby, except for the issue date, the public offering price and, in some cases, the first interest payment date, as described under “Description of Notes—General.” Any additional notes of any series having such similar terms, together with the notes of that series offered hereby, will constitute a single series of securities under the Indenture. If the additional notes of a series, if any, are not fungible with the notes of that series offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Denomination and Form	The notes will be represented by global certificates deposited with, or on behalf of, a common depositary and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. See “Description of the Notes—Book-Entry, Delivery and Form.”

The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 above that amount.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the notes.

Trustee	U.S. Bank National Association

Paying Agent and Calculation Agent	Elavon Financial Services DAC

Governing Law	The notes and the Indenture will be governed by the laws of the State of New York.

ISIN	2023 fixed rate notes: XS1914485534

2027 fixed rate notes: XS1914502304

2030 fixed rate notes: XS1914502643

Floating rate notes: XS1914503021

Common Code	2023 fixed rate notes: 191448553

2027 fixed rate notes: 191450230

2030 fixed rate notes: 191450264

Floating rate notes: 191450302

CUSIP	2023 fixed rate notes: 863667AS0

2027 fixed rate notes: 863667AT8

2030 fixed rate notes: 863667AU5

Floating rate notes: 863667AR2

Summary Consolidated Financial Information

The following table sets forth our summary consolidated financial information as of and for the fiscal years ended December 31, 2017, 2016 and 2015 and as of and for the nine months ended September 30, 2018 and 2017. The information as of and for the fiscal years ended December 31, 2017, 2016 and 2015 was derived from our audited annual consolidated financial statements. The information as of and for the nine months ended September 30, 2018 and 2017 was derived from our unaudited interim consolidated financial statements that include, in the opinion of management, all normal and recurring adjustments necessary to present fairly the information for the periods and at the dates presented. The results of operations for the nine months ended September 30, 2018 are not necessarily indicative of the results to be expected for the full year ending December 31, 2018. You should read the following summary consolidated financial information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, in each case in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	For the Nine Months Ended September 30,		For The Year Ended December 31,
	2018	2017	2017	2016	2015
	(In millions)
Statement of Earnings:
Net sales	$9,805	$8,973	$12,444	$11,325	$9,946
Cost of sales	3,323	3,034	4,271	3,830	3,344

Gross profit	6,482	5,939	8,173	7,495	6,602
Research, development and engineering expenses	641	582	787	715	625
Selling, general and administrative expenses	3,668	3,335	4,552	4,137	3,610
Recall charges, net of insurance proceeds	10	164	173	158	296
Amortization of intangible assets	324	275	371	319	210

Total operating expenses	4,643	4,356	5,883	5,329	4,741
Operating income	1,839	1,583	2,290	2,166	1,861
Other income (expense), net	(140)	(169)	(227)	(245)	(126)

Earnings before income taxes	1,699	1,414	2,063	1,921	1,735
Income taxes	214	145	1,043	274	296

Net earnings	1,485	1,269	$1,020	$1,647	$1,439

Financial Data (end of period):
Cash, cash equivalents and marketable securities	$2,210	$2,689	$2,793	$3,384	$4,079
Property, plant and equipment, net	$2,178	$1,852	$1,975	$1,569	$1,199
Total assets	$22,084	$21,485	$22,197	$20,435	$16,223
Debt, including current maturities	$7,203	$7,225	$7,222	$6,914	$3,998
Shareholders’ equity	$9,860	$10,425	$9,980	$9,550	$8,511

RISK FACTORS

An investment in the notes involves a high degree of risk. Before deciding to purchase any notes, you should carefully consider the risks and uncertainties set forth below and the risks and uncertainties incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and in other documents that we subsequently file with the SEC and that are incorporated by reference.

These risks and uncertainties are not the only ones facing us. There may be other risks that a prospective investor should consider that are relevant to that investor’s own particular circumstances or generally.

Risks Related to the Notes

The notes will be effectively subordinated to our existing and future secured debt and the existing and future liabilities of our subsidiaries.

The notes are our senior obligations and will rank equally in right of payment with our other existing and future senior unsecured obligations. The notes will not be secured by any of our assets. Any future claims of our secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. Holders of secured debt that we have now or may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding to the extent of the value of the collateral securing such debt. As a result, the notes will be effectively subordinated to any secured debt that we may issue in the future to the extent of the value of the collateral securing such debt.

Our operations are partially conducted through our subsidiaries that are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries are contingent upon the subsidiaries’ earnings, cash flow and other business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization and, therefore, the right of the holders of the notes to participate in those assets will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinated to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior in right of payment to that held by us. At September 30, 2018, we had approximately $28 million of indebtedness outstanding on a consolidated basis that would rank structurally senior to the notes and approximately $7,175 million of indebtedness outstanding on a consolidated basis that would rank equally with the notes.

We may issue additional notes.

Under the terms of the Indenture that governs the notes, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the outstanding notes of that series in all material respects so that the new notes may be consolidated and form a single series with such notes and have the same terms and conditions as to status, redemption or otherwise (except for the issue date, the public offering price and, in some cases, the first interest payment date as described under “Description of the Notes—General”) as such notes. If the additional notes of a series, if any, are not fungible with the notes of that series offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Redemption may adversely affect your return on the notes.

The Fixed Rate Notes are redeemable at our option and, therefore, we may choose to redeem the Fixed Rate Notes at times when prevailing interest rates are relatively low. As a result, you may not obtain your expected return on the Fixed Rate Notes and may not be able to reinvest the proceeds received from a redemption of the Fixed Rate Notes in an investment that yields a comparable return.

If active trading markets do not develop for the notes, you may be unable to sell your notes or to sell your notes at prices that you deem sufficient.

Each series of notes will be a new issue of securities for which there currently is no established trading market. Although an application will be made to have each series of notes listed on the NYSE, we cannot assure you that the notes of any series will become or remain listed. The listing application is subject to approval by the NYSE. If such listing is obtained, we have no obligation to maintain such listing, and we may delist any or all series of notes at any time. If a trading market does not develop or is not maintained for a series of notes, you may find it difficult or impossible to resell the notes of that series. Further, there can be no assurance as to the liquidity of any market that may develop for the notes of any series, your ability to sell such notes or the price at which you will be able to sell the notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and any markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes of any series;

•	the outstanding amount of such notes; and

•	the level, direction and volatility of market interest rates generally.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a Change of Control Repurchase Event with respect to any series of notes, each holder of such series of notes will have the right to require us to offer to repurchase all or any part of such holder’s notes of such series for cash at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of such repurchase. If a Change of Control Repurchase Event occurs, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes or that the terms of other indebtedness will not preclude us from doing so. Our failure to repurchase the notes as required under the Indenture governing the notes would result in a default under the Indenture, which could result in other defaults under our and our subsidiaries’ various debt agreements and other arrangements and have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Repurchase at the Option of Holders Upon Change of Control Repurchase Event.”

An investment in the notes by a purchaser whose home currency is not euro entails significant risks.

All payments of interest and premium, if any, on and the principal of the notes and any redemption price for the notes will be made in euro. An investment in the notes by a purchaser whose home currency is not euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between euro and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of euro against the holder’s home currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to the holder. This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than an investor’s home currency. Investors should consult their own financial and legal advisors as to the risks involved in an investment in the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The notes will be governed by New York law. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time from the date the judgment is rendered. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars will depend upon various factors, including which court renders the judgment.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euro.

We will pay the principal of and interest on each note to the registered holder in euro in immediately available funds, provided that, if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default (as defined in the indenture). Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. See “Currency Conversion” and “Description of the Notes—Issuance in Euro.” The exchange rate may be materially less favorable than the rate in effect at the time the notes were issued or as would be determined by applicable law. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes and you may lose a significant amount of your investment in the notes.

European Union regulation and reform of “benchmarks”, including EURIBOR, is ongoing and could have a material adverse effect on the value of and return on the floating rate notes.

EURIBOR and other interest rate, equity, commodity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of ongoing international regulatory reform in the EU. These reforms may cause such “benchmarks” to perform differently than in the past or to disappear entirely or may have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on any notes linked to such a “benchmark,” including the floating rate notes. Key regulatory proposals for reform of “benchmarks” in the EU include IOSCO’s Principles for Financial Benchmarks (July 2013) and the EU’s Regulation (EU) 2016/1011 of the European Parliament and of the Council of 8 June 2016 on indices used as benchmarks in financial instruments and financial contracts or to measure the performance of investment funds and amending Directives 2008/48/EC and 2014/17/EU and Regulation (EU) No 596/2014 (the “Benchmarks Regulation”). The Benchmarks Regulation could have a material impact on a “benchmark” rate

(and in turn any notes linked to it), if, among other things, (i) subject to applicable transitional provisions, the benchmark administrator is based in the EU and does not obtain authorization or registration (or such authorization or registration is withdrawn), or, if non-EU-based, has not satisfied certain “equivalence” conditions in its local jurisdiction, or (ii) the methodology or other terms of the “benchmark” are changed in order to comply with the terms of the Benchmarks Regulation, which could have the effect of reducing or increasing the rate or level of the benchmark or affecting the volatility of the published rate or level. Any of the foregoing changes, any other changes to EURIBOR as a result of international regulatory reform or other initiatives, or any further uncertainty surrounding the implementation of such changes, could have a material adverse effect on the value of and return on the floating rate notes. For example, such changes could, among other things, have the effect of reducing, increasing or otherwise affecting the volatility of the published rate or level of EURIBOR.

In addition, in the event that EURIBOR ceases to exist, or cannot be used, prior to the maturity of the floating rate notes, the method of calculation and rate of interest payable on the floating rate notes may change. In particular, if we determine in our sole discretion that EURIBOR has been permanently discontinued and an Alternate Rate (as defined herein) is used by the calculation agent as a substitute for EURIBOR, the calculation agent will, after consultation with us, make such adjustments to such Alternate Rate, or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case, that are consistent with market practice for the use of such Alternate Rate. However, if for any reason an Alternate Rate has not been determined for any reason, interest of the floating rate notes will accrue for the next interest period at the same rate as the immediately preceding interest period. See “Description of the Notes— Floating rate notes” in this prospectus supplement.

Investors should consult their own independent advisers and make their own assessment about the potential risks imposed by the Benchmarks Regulation and other related reforms in making any investment decision with respect to the notes.

Any such change could result in adverse U.S. federal income tax consequences for holders of the notes.

Trading in the clearing system is subject to minimum denomination requirements.

The terms of the notes provide that the notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

CURRENCY CONVERSION

All payments of interest, premium, if any, and principal, including payments made upon any redemption or repurchase of the notes, will be made in euro; provided that if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default (as defined in the indenture). Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. See “Currency Conversion” and “Description of Notes—Issuance in Euro.”

As of November 23, 2018, the euro/U.S. $ exchange rate was €1 to $1.1332, as published by the U.S. Federal Reserve Board.

Investors will be subject to foreign exchange risks as to payments of principal, premium, if any, and interest that may have important economic and tax consequences to them. See “Risk Factors.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately €2,230 million (or $2,527 million based on an exchange rate of €1 to $1.1332 on November 23, 2018, as published by the U.S. Federal Reserve Board), after deducting the underwriting discounts and our expenses related to the offering. We intend to use the net proceeds of this offering for general corporate purposes, including the repayment of all of the $500 million principal amount of outstanding January 2019 Notes and the repayment of all of the $750 million principal amount of outstanding March 2019 Notes, as well as the repayment of any commercial paper then outstanding.

Certain of the underwriters and their affiliates may be holders of the January 2019 Notes, the March 2019 Notes or commercial paper. Such underwriters and their affiliates will receive a portion of the net proceeds from this offering to the extent they continue to hold such January 2019 Notes, March 2019 Notes or commercial paper at their maturity or earlier redemption. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth, as of September 30, 2018, our consolidated cash, cash equivalents and marketable securities and capitalization (including current and other liabilities) on an actual basis and as adjusted to give effect to the sale of the notes and the application of the net proceeds therefrom. See “Use of Proceeds.” You should read this table in conjunction with our consolidated financial statements and the notes thereto that are incorporated by reference in this prospectus supplement and the accompanying prospectus. Amounts associated with this offering have been translated using the exchange rate of €1 to $1.1332, on November 23, 2018, as published by the U.S. Federal Reserve Board.

	As of September 30, 2018
	Actual	As Adjusted (1)
	(In millions)
Cash, cash equivalents and marketable securities	$2,210	$3,487

Total current liabilities	$4,153	$2,903

Long-term debt: (2)
Long-term debt, excluding current maturities and the notes offered hereby	5,928	5,928
Notes offered hereby	—	2,527

Total long-term debt	5,928	8,455
Income taxes noncurrent	1,251	1,251

Other noncurrent liabilities	892	892

Total liabilities	$12,224	$13,501
Shareholders’ equity:
Common stock, $.10 par value
Authorized—1 billion shares
Outstanding—374 million shares	37	37
Additional paid-in capital	1,535	1,535
Retained earnings	8,892	8,892
Accumulated other comprehensive loss	(604)	(604)

Total shareholders’ equity	$9,860	$9,860

Total capitalization	$22,084	$23,361

(1)	Adjusted for the sale of the notes, after deducting the underwriting discounts and our estimated expenses related to the offering, and the application of the net proceeds therefrom.
(2)

As of September 30, 2018, we had additional borrowing capacity of $1.5 billion and no borrowings outstanding under our primary credit facility, as well as the ability to issue up to $1.5 billion of commercial paper under our existing commercial paper program.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus. References in this section to the “Company,” “we,” “us” and “our” refer to Stryker Corporation, the issuer of the notes, and not to our subsidiaries.

The notes will be issued under the indenture, dated as of January 15, 2010, and a supplemental indenture (the “Supplemental Indenture” and the indenture as so supplemented, the “Indenture”) to be entered into between us and U.S. Bank National Association, as trustee. The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We have summarized selected terms and provisions of the Indenture below and in the accompanying prospectus. These summaries are not complete and are subject to, and qualified in their entirety by reference to, the actual provisions of the Indenture, including the definitions contained in the Indenture of some of the terms used below, and the notes. The Indenture is incorporated by reference as an exhibit to the registration statement under which the notes are being offered and sold. See “Where You Can Find More Information.”

General

The 2023 fixed rate notes, the 2027 fixed rate notes, the 2030 fixed rate notes and the floating rate notes will each be issued as a separate series of debt securities under the Indenture. The notes will be senior unsecured obligations of ours and will rank equally in right of payment with our other existing and future senior unsecured indebtedness. The notes will not be secured by any of our assets. Any future claims of our secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. Holders of secured debt that we have now or may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding to the extent of the value of the collateral securing such debt. The notes will be structurally subordinated to all liabilities of our subsidiaries, including trade payables. Because we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of that subsidiary. This means that your right to payment as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. If we are a creditor of any of our subsidiaries, our right as a creditor would be subordinated to any security interest in the assets of those subsidiaries and any indebtedness of our subsidiaries senior in right of payment to that held by us. At September 30, 2018, we had approximately $28 million of indebtedness outstanding on a consolidated basis that would rank structurally senior to the notes and approximately $7,175 million of indebtedness outstanding on a consolidated basis that would rank equally with the notes. See “Risk Factors—Risks Related to the Notes—The notes will be effectively subordinated to our existing and future secured debt and the existing and future liabilities of our subsidiaries.”

The Indenture does not limit the amount of notes, unsecured debentures or other evidences of indebtedness that we may issue under the Indenture and provides that notes, unsecured debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of any series having the same ranking and terms and conditions as the notes of the same series offered hereby, except for the issue date, the public offering price and, in some cases, the first interest payment date. Any additional notes having such similar terms, together with the notes offered of the same series hereby, will constitute a single series of securities under the Indenture.

We will issue the notes in fully registered book-entry form without coupons and in denominations of €100,000 and integral multiples of €1,000 thereafter.

Principal of and interest on the notes will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders thereof.

We intend to file an application to list each series of the notes on the NYSE. The listing application will be subject to approval by the NYSE. If the application is approved, trading of the notes on the NYSE is expected to begin within 30 days after the original issue date of the notes. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist any series of the notes at any time. Currently, there is no public market for any series of the notes.

Elavon Financial Services DAC will initially act as paying agent for the notes and as calculation agent for the floating rate notes. U.S. Bank National Association will act as registrar and transfer agent for the notes. Upon notice to the trustee, we may change the calculation agent, paying agent, registrar or transfer agent.

Fixed Rate Notes

The 2023 fixed rate notes, 2027 fixed rate notes and 2030 fixed rate notes (together, the “Fixed Rates Notes”) will bear interest from the date of issuance, payable annually on November 30 of each year, beginning November 30, 2019, to the persons in whose names such notes are registered at the close of business on the business day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding the relevant interest payment. Interest on the Fixed Rate Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or November 30, 2018, if no interest has been paid on the applicable series of Fixed Rate Notes), to, but excluding, the next scheduled interest payment date. This payment convention is referred to as Actual/Actual (ICMA) as defined in the rulebook of the International Capital Market Association.

If any interest payment date would otherwise be a day that is not a business day, such interest payment date will be postponed to the next date that is a business day and no interest will accrue on the amounts payable from and after such interest payment date to the next business day. If the maturity date of any series of Fixed Rate Notes falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.

Floating Rate Notes

The floating rate notes will bear interest at a rate equivalent to the 3-month EURIBOR (as defined below) (the “Base Rate”) plus 0.28% per annum; provided, however, that the minimum interest rate shall be zero. The floating rate notes will bear interest from November 30, 2018 or from the immediately preceding Floating Rate Interest Payment Date (as defined below) to which interest has been paid. Interest on the floating rate notes will be payable quarterly on March 1, May 30, August 30 and November 30 of each year, beginning March 1, 2019 (each, a “Floating Rate Interest Payment Date”); provided that, if any Floating Rate Interest Payment Date would be a day that is not a business day, such Floating Rate Interest Payment Date will be the next succeeding day that is a business day (and no additional interest will accrue or otherwise accumulate on the amount payable for the period from and after such Floating Rate Interest Payment Date); except that if such next succeeding business day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be the immediately preceding business day. Interest on the floating rate notes will be paid to the person in whose name the floating rate note was registered at the close of business on the February 15, May 15, August 15 or November 15, as the case may be, whether or not a business day, prior to the applicable Floating Rate Interest Payment Date, except in the case of the Floating Rate Interest Payment Date that is also the date of maturity of the floating rate note. The interest rate on the floating rate notes will be reset quarterly on each Floating Rate Interest Payment Date. The initial Base Rate for the floating rate notes will be 3-month EURIBOR in effect on

November 30, 2018. The interest rate on the floating rate notes will be determined on the second TARGET2 (as defined below) business day preceding the Floating Rate Interest Payment Date (a “EURIBOR Interest Determination Date”). Interest on a Floating Rate Interest Payment Date will be paid to the persons, or “holders,” in whose names the floating rate notes are registered at the close of business on the business day (for this purpose, a day on which Clearstream and Euroclear are open for business) immediately preceding the relevant interest payment. Interest on the floating rate notes will be computed on the basis of a 360-day year and the actual number of days in the period for which interest is being calculated.

The Base Rate will be equal to the interest rate for deposits in euro designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI—the Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing that rate) on each EURIBOR Interest Determination Date, and will be determined in accordance with the following provisions:

•

EURIBOR will be the offered rate for deposits in euro having a maturity of three months, as that rate appears on Reuters Page EURIBOR01 as of 11:00 A.M., Brussels time, on the relevant EURIBOR Interest Determination Date.

•

If the rate described above does not appear on Reuters Page EURIBOR01, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR Interest Determination Date, at which deposits of the following kind are offered to prime banks in the Euro-Zone interbank market by the principal Euro-Zone office of each of four major banks in that market selected by us: euro deposits having a maturity of three months and in a principal amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. We will request the principal Euro-Zone office of each of these banks to provide to the paying agent and the calculation agent a quotation in writing of its rate. If at least two quotations are provided in writing, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean (rounded upwards) of such quotations calculated by the calculation agent.

•

If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading Euro-Zone banks quoted in writing, at approximately 11:00 A.M., Brussels time, on such EURIBOR Interest Determination Date, by three major banks in the Euro-Zone selected by us: loans of euro having a maturity of three months and in a principal amount of not less than €1,000,000 that is representative for a single transaction in such market at such time.

•	If fewer than three banks selected by us are quoting as described above, EURIBOR shall be the EURIBOR in effect on such EURIBOR Interest Determination Date.

Notwithstanding the paragraph immediately above, if we, in our sole discretion, determine that EURIBOR has been permanently discontinued and we have notified the calculation agent of such determination (a “EURIBOR Event”), the calculation agent will use, as a substitute for EURIBOR (the “Alternate Rate”) for each future interest determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for EURIBOR. As part of such substitution, the calculation agent may make such adjustments to the Alternate Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with market practice for the use of such Alternate Rate. If a EURIBOR Event has occurred, but for any reason an Alternate Rate has not been determined, the rate of EURIBOR for the next interest period will be set equal to the rate of EURIBOR for the then current interest period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all euro amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards). Promptly upon determination, the calculation agent will inform the trustee, if applicable, and us of the interest rate for the next interest period.

If any maturity date or earlier date of redemption of the floating rate notes falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after that maturity date or that date of redemption, as the case may be.

The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application.

The calculation agent will, upon the written request of any holder of the floating rate notes, provide the interest rate then in effect with respect to the floating rate notes. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on us and the holders of the floating rate notes.

Business Day

For purposes of the notes, a “business day” is any day that is not a Saturday, Sunday or other day on which banking institutions in New York City, London or another place of payment on the notes are authorized or required by law to close and on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Issuance in euro

All payments of interest, premium, if any, and principal, including payments made upon any redemption or repurchase of the notes, will be made in euro; provided that if the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an Event of Default (as defined in the Indenture). Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

As of November 23, 2018, the rate published by the Board of Governors of the Federal Reserve System for the euro/U.S. dollar exchange rate was €1= U.S. $1.1332.

Investors will be subject to foreign exchange risks as to payments of principal, premium, if any, and interest that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.

Optional Redemption

We may redeem the Fixed Rate Notes prior to October 31, 2023 in the case of the 2023 fixed rate notes, August 31, 2027 in the case of the 2027 fixed rate notes and August 31, 2030 in the case of the 2030 fixed rate notes, in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to the greater of:

1)	100% of the principal amount of the applicable series of Fixed Rate Notes to be redeemed; or

2)

an amount determined by the Quotation Agent (as defined below) equal to the sum of the present values of the remaining scheduled payments of principal, premium, if any, and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) to October 31, 2023 with respect to the 2023 fixed rate notes, August 31, 2027 with respect to the 2027 fixed rate notes and August 31, 2030 with respect to the 2030 fixed rate notes, discounted to the date of redemption on an annual basis (Actual/Actual (ICMA) at the Comparable Government Bond Rate (as defined below), plus 25 basis points with respect to the 2023 fixed rate notes, 30 basis points with respect to the 2027 fixed rate notes and 35 basis points with respect to the 2030 fixed rate notes, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

On or after October 31, 2023 in the case of the 2023 fixed rate notes, August 31, 2027, in the case of the 2027 fixed rate notes and August 31, 2030, in the case of the 2030 fixed rate notes, we may redeem the applicable series of Fixed Rate Notes, in whole, at any time, or in part, from time to time, at our option, for cash, at a redemption price equal to 100% of the principal amount of such series of Fixed Rate Notes, plus accrued and unpaid interest to, but not including, the redemption date.

The principal amount of any Fixed Rate Note remaining outstanding after a redemption in part shall be €100,000 or a higher integral multiple of €1,000. Notwithstanding the foregoing, installments of interest on any series of Fixed Rate Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us (the “Quotation Agent”), a German government bund whose maturity is closest to the par call date, or if such Quotation Agent in its discretion determines that such similar bond is not in issue, such other German government bund as such Quotation Agent may, with the advice of three brokers of, and/or market makers in, German government bunds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by the Quotation Agent selected by us.

Notice of any redemption will be mailed (or, in the case of notes held in book-entry form, be transmitted electronically) at least 10 days but not more than 60 days before the redemption date to each registered holder of the applicable series of Fixed Rate Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the applicable series of Fixed Rate Notes or portions thereof called for redemption. If less than all of the applicable series of Fixed Rate Notes are to be redeemed, the Fixed Rate Notes to be redeemed will be selected by the trustee in accordance with the standard procedures of the depositary. If the Fixed Rate Notes to be redeemed are not global notes then held by Euroclear or Clearstream, the trustee will select the Fixed Rate Notes to be redeemed on a pro rata basis. If the Fixed Rate Notes are listed on the NYSE or any other national securities exchange, the trustee will select Fixed Rate Notes in compliance with the requirements of the NYSE or other principal national securities exchange on which the Fixed Rate Notes are listed. Notwithstanding the foregoing, if less than all of a series of Fixed Rate Notes are to be redeemed, no Fixed Rate Notes of such series of a principal amount of €100,000 or less shall be redeemed in part. If money sufficient to pay the redemption price on the series of Fixed Rate Notes (or portions thereof) to be redeemed on the redemption date is deposited with the paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such series of Fixed Rate Notes (or such portion thereof) called for redemption.

The floating rate notes are not redeemable other than as described below under “—Optional Redemption for Tax Reasons.”

Optional Redemption for Tax Reasons

The notes of any series may be redeemed at our option in whole, but not in part, on not less than 10 nor more than 60 days’ prior notice, at 100% of the principal amount of such series, together with accrued and unpaid interest, if any, to, but excluding, the redemption date if, as a result of any change in, or amendment to, the laws, regulations or rulings of the United States (or any political subdivision or taxing authority thereof or therein having power to tax), or any change in official position regarding application or interpretation of those laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change, amendment, application or interpretation is announced or becomes effective on or after the original issue date with respect to the notes, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described below in “—Payment of Additional Amounts.”

Payment of Additional Amounts

All payments of principal, interest, and premium, if any, in respect of the notes will be made free and clear of, and without withholding or deduction for, any present or future taxes, assessments, duties or governmental charges of whatever nature imposed, levied or collected by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), unless such withholding or deduction is required by law or the official interpretation or administration thereof.

We will, subject to the exceptions and limitations set forth below, pay as additional interest in respect of the notes such additional amounts as are necessary in order that the net payment by us of the principal of, premium, if any, and interest in respect of the notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment, duties or other governmental charge imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

1)

to the extent any tax, assessment or other governmental charge would not have been imposed but for the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

a.	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

b.

having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment in respect of the notes or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

c.

being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax-exempt organization, or a corporation that has accumulated earnings to avoid U.S. federal income tax;

d.

being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

e.

being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provision;

2)

to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

3)

to the extent any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

5)

to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any notes, if such payment can be made without such withholding by any other paying agent;

6)

to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge, or excise tax imposed on the transfer of notes;

7)

to the extent any tax, assessment or other governmental charge would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later except to the extent that the beneficiary or holder thereof would have been entitled to the payment of additional amounts had such note been presented for payment on any day during such 30-day period;

8)

to any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, whether currently in effect or as published and amended from time to time;

9)

to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later; or

10)	in the case of any combination of the above numbered items.

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Optional Redemption for Tax Reasons,” the term “United States” means the United States of America, its territories and possessions, the states of the United States and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person for United States federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

Repurchase at the Option of Holders Upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs in respect of a series of notes, unless we have exercised our right to redeem the notes of such series as described above under “—Optional Redemption,” we will be required to make an offer (a “Change of Control Offer”) to each holder of notes of such series to repurchase all or any part (in minimum denominations of €100,000 and integral multiples of €1,000 original principal amount above that amount) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of such repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•

accept for payment all notes or portions of notes (in minimum denominations of €100,000 and integral multiples of €1,000 original principal amount above that amount) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee for cancellation the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in minimum denominations of €100,000 and integral multiples of €1,000 original principal amount above that amount.

We will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer or (ii) we have previously or concurrently mailed a redemption notice with respect to all of the outstanding notes as described under “Optional Redemption” above.

If holders of not less than 90% in aggregate principal amount of the outstanding notes of any series validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making such an offer in lieu of us as described above, purchases all of the notes of such series validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such repurchase pursuant to the Change of Control Offer described above, to redeem all notes of such series that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of notes of such series repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the Second Change of Control Payment Date.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” means the notes of such series are rated below Investment Grade by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies, provided that no such extension shall occur if on such 60th day the notes of such series are rated Investment Grade by at least one of such Rating Agency and are not subject to review for possible downgrade by such Rating Agency); provided further that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

2)	the adoption of a plan relating to our liquidation or dissolution;

3)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

4)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one or more of our subsidiaries, becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(i) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (ii) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings Inc., a division of S&P Global Inc. and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

Certain Covenants

Limitation on Liens

The Indenture contains a covenant that we will not, and we will not permit any of our Restricted Subsidiaries to, issue, assume or guarantee any Indebtedness secured by any Mortgage upon any of our Principal Properties or those of any of our Restricted Subsidiaries without equally and ratably securing the notes (and, if we so determine, any other Indebtedness ranking equally with the notes) with such Indebtedness.

This covenant will not prevent us or any of our Restricted Subsidiaries from issuing, assuming or guaranteeing:

•

any purchase money mortgage on such Principal Property prior to, simultaneously with or within 180 days after the later of (1) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a “substantial improvement”)

of such Principal Property or (2) the placing in operation of such property after the acquisition or completion of any such construction or substantial improvement;

•	Mortgages on a Principal Property existing at the time of acquisition, including acquisition through merger or consolidation;

•

Mortgages existing on the date of the initial issuance of the notes, Mortgages on assets of a corporation or other business entity existing on the date it becomes a Restricted Subsidiary or is merged or consolidated with us or a Restricted Subsidiary or at the time the corporation or other business entity sells, leases or otherwise disposes of its property as an entirety or substantially as an entirety to us or a Restricted Subsidiary or Mortgages on the assets of a Subsidiary that is newly designated as a Restricted Subsidiary if the Mortgage would have been permitted under the provisions of this paragraph if such Mortgage was created while the Subsidiary was a Restricted Subsidiary;

•	Mortgages in favor of us or a Restricted Subsidiary;

•	Mortgages for taxes, assessments or governmental charges or levies that are not delinquent or that are being contested in good faith;

•

Carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanic’s, landlords’ and other similar Mortgages arising in ordinary course of business that are not delinquent or remain payable without penalty or that are being contested in good faith;

•

Mortgages (other than any Mortgage imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

•

Easements, rights-of-way, restrictions, encroachments, imperfections and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount and do not in any case materially detract from the value of the Principal Property subject thereto or materially interfere with the ordinary conduct of our and our Subsidiaries’ business, taken as a whole;

•

Mortgages arising by reason of deposits with, or the giving of any form of security to, any governmental agency or anybody created or approved by law or governmental regulation, including any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

•	Mortgages arising from filing Uniform Commercial Code financing statements relating solely to leases; and

•

Mortgages to secure Indebtedness incurred to extend, renew, refinance or replace Indebtedness secured by any Mortgages referred to above, provided that the principal amount of the extended, renewed, refinanced or replaced Indebtedness does not exceed the principal amount of Indebtedness so extended, renewed, refinanced or replaced, plus transaction costs and fees, and that any such Mortgage applies only to the same property or assets subject to the prior permitted Mortgage (and, in the case of real property, improvements).

Limitations on Sale and Leaseback Transactions

The Indenture contains a covenant that we will not, and will not permit our Restricted Subsidiaries to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property owned or acquired thereafter that has been or is to be sold or transferred by us or such Restricted Subsidiary to such person with the intention of taking back a lease of such Principal Property, a “sale and leaseback transaction,” without equally and ratably securing the notes (and, if we shall so determine, any other Indebtedness ranking equally with the notes), unless:

•

within 180 days after the receipt of the proceeds of the sale or transfer, we or any Restricted Subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such Principal Property at the time of such sale or transfer to any (or a combination) of (1) the prepayment or retirement (other than any mandatory prepayment or retirement) of our Senior Funded Debt or (2) the purchase, construction, development, expansion or improvement of other comparable property, subject in each case to credits for voluntary retirements of Senior Funded Debt; or

•

we or such Restricted Subsidiary would be entitled, at the effective date of the sale or transfer, to incur Indebtedness secured by a Mortgage on such Principal Property, in an amount at least equal to the Attributable Debt in respect of the sale and leaseback transaction, without equally and ratably securing the notes pursuant to “—Limitation on Liens” described above.

The foregoing restriction will not apply to:

•	any sale and leaseback transaction for a term of not more than three years including renewals;

•

any sale and leaseback transaction with respect to a Principal Property if a binding commitment with respect thereto is entered into within three years after the later of (1) the date of the issuance of the notes under the Supplemental Indenture, or (2) the date such Principal Property was acquired;

•

any sale and leaseback transaction with respect to a Principal Property if a binding commitment with respect thereto is entered into within 180 days after the later of the date such property was acquired and, if applicable, the date such property was first placed in operation; or

•	any sale and leaseback transaction between us and a Restricted Subsidiary or between Restricted Subsidiaries.

Exception to Limitations for Exempted Debt

Notwithstanding the limitations in the Indenture on liens and sale and leaseback transactions, we or our Restricted Subsidiaries may, in addition to amounts permitted under such restrictions and without equally and ratably securing the notes, create or assume and renew, extend or replace Mortgages, or enter into sale and leaseback transactions without any obligation to retire any Senior Funded Debt of us or any Restricted Subsidiary, provided that at the time of such creation, assumption, renewal, extension or replacement of a Mortgage or at the time of entering into such sale and leaseback transactions, and after giving effect thereto, Exempted Debt does not exceed 15% of our Consolidated Net Tangible Assets.

Definitions

For purposes of the Indenture:

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction as determined in good faith by us) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee (whether or not designated as rental or additional rent) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amount required to be paid by lessee thereunder contingent upon the amount of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Consolidated Net Tangible Assets” means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) that under generally accepted accounting principles would be included on a consolidated balance sheet of us and our consolidated Restricted Subsidiaries after deducting (1) all current liabilities, excluding current liabilities that could be classified as long-term debt under generally accepted accounting principles and current liabilities that are by their terms extendable or renewable at the obligor’s option to a time more than 12 months after the time as of which the amount of current liabilities is being computed; (2) investments in Unrestricted Subsidiaries; and (3) all trade names, trademarks, licenses, patents, copyrights and goodwill, organizational and development costs, deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized, and amortized debt discount and expense, less unamortized premium.

“Exempted Debt” means the sum of the following items outstanding as of the date Exempted Debt is being determined (1) Indebtedness of us and our Restricted Subsidiaries secured by a Mortgage and not permitted to exist under the Indenture and (2) Attributable Debt of us and our Restricted Subsidiaries in respect of all sale and leaseback transactions not permitted under the Indenture.

“Funded Debt” means Indebtedness that matures more than one year from the date of creation, or that is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date. Funded Debt does not include (1) obligations created pursuant to leases, (2) any Indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such Indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any Indebtedness for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity date thereof.

“Indebtedness” means any and all of the obligations of a person for money borrowed that in accordance with generally accepted accounting principles would be reflected on the balance sheet of such person as a liability as of the date of which the Indebtedness is to be determined. For the avoidance of doubt, a change in generally accepted accounting principles subsequent to the issue date of the notes shall not be deemed an incurrence of Indebtedness.

“Investment” means any investment in stock, evidences of Indebtedness, loans or advances, however made or acquired, but does not include our account receivable or the accounts receivable of any Restricted Subsidiary arising from transactions in the ordinary course of business, or any evidences of Indebtedness, loans or advance made in connection with the sale to any Subsidiary of our accounts receivable or the accounts receivable of any Restricted Subsidiary arising from transactions in the ordinary course of business.

“Mortgage” means any mortgage, security interest, pledge, lien or other encumbrance.

“Principal Property” means all real property and improvements thereon owned by us or a Restricted Subsidiary, including, without limitation, any manufacturing, warehouse, distribution or research facility, and improvements therein, having a net book value in excess of 2% of Consolidated Net Tangible Assets that is located within the United States, excluding its territories and possessions and Puerto Rico. This term does not include any real property and improvements thereon that our Board of Directors declares by resolution not to be of material importance to the total business conducted by us and our Restricted Subsidiaries taken as a whole.

“Restricted Subsidiary” means a Subsidiary that owns a Principal Property.

“Senior Funded Debt” means all Funded Debt (except Funded Debt, the payment of which is subordinated to the payment of the notes).

“Subsidiary” means a corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more other Subsidiaries. For the purposes of this definition, “voting stock” means the equity interest that ordinarily has voting power for the election of directors, managers or trustees of an entity, or persons performing similar functions, whether at all times or only so long as no senior class of equity interest has such voting power by reason of any contingency.

“Unrestricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

Consolidation, Merger and Sale of Assets

The consolidation, merger and sale of assets provisions with respect to the notes are described in the accompanying prospectus under “Description of Debt Securities—Consolidation, Merger and Sale of Assets.”

Events of Default

The events of default relating to the notes are described in the accompanying prospectus under “Description of Debt Securities—Events of Default.”

Book-Entry, Delivery and Form

We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. None of the Company, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact Clearstream and Euroclear or their participants directly to discuss these matters. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. We have provided the descriptions of the operations and procedures of Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures.

The notes of each series will initially be represented by one or more fully registered global notes without interest coupons, each of which we refer to as a “global security.” Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to the common depository, its successors or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro, except as described above under “—Issuance in Euro.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because Clearstream and Euroclear can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in Clearstream’s or Euroclear’s systems, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Payments on the notes represented by the global notes will be made to the common depositary or its nominee, as the case may be, as the registered owner thereof. We expect that Clearstream and Euroclear, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of the common depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of Clearstream and Euroclear and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic securities markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System (the “Euroclear Terms and Conditions”) and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered global form. Notes will be credited to the securities custody accounts of Clearstream Participants and Euroclear Participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way following the applicable rules and operating procedures of

Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered global form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream Participants or Euroclear Participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Clearstream Participant or Euroclear Participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among Clearstream Participants and Euroclear Participants. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

We will issue certificated notes of any series to each person that Euroclear or Clearstream identifies as the beneficial owner of such series of the notes represented by a global note upon surrender by Euroclear or Clearstream of the global note if:

•

Euroclear or Clearstream notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving that notice;

•	an event of default under the Indenture has occurred and is continuing, and Euroclear or Clearstream requests the issuance of certificated notes of such series;

•

at any time Euroclear or Clearstream ceases to be a clearing agency registered or in good standing under the Exchange Act or other applicable statute or regulation and we do not appoint a successor depositary within 90 days after becoming aware that Euroclear or Clearstream has ceased to be so registered or in good standing as a clearing agency; or

•	we determine that such series of the notes will no longer be represented by a global note.

A global note that can be exchanged as described in the preceding sentence will be exchanged for certificated notes issued in authorized denominations in registered global form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by Euroclear or Clearstream. Such certificated notes shall be registered in such names and in such authorized denominations as Euroclear or Clearstream, as applicable, pursuant to instructions from its participants or indirect participants or otherwise, shall in writing instruct the trustee.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion is a summary of the U.S. federal income tax considerations generally applicable with respect to an investment in the notes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their special circumstances or taxpayers subject to special treatment under U.S. federal income tax laws (including U.S. expatriates, controlled foreign corporations, passive foreign investment companies, persons subject to special tax accounting rules and partnerships (including entities treated as partnerships (or other pass-through entities) for U.S. federal income tax purposes)). This discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation or any aspect of state, local or non-U.S. taxation. In addition, this discussion deals only with certain U.S. federal income tax considerations to a holder that acquires the notes in the initial offering for cash at their issue price and holds the notes as capital assets.

This summary is based on the U.S. federal income tax law in effect as of the date of this prospectus supplement, which is subject to differing interpretations or change, possibly with retroactive effect.

EACH PROSPECTIVE PURCHASER OF THE NOTES SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

A “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation) created or organized (or treated as created or organized) in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of a note that is not a U.S. Holder or a partnership (or an entity treated as a partnership). If a partnership (or any other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds a note, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners and partnerships holding the notes should consult their tax advisors concerning the U.S. federal income and other tax consequences of an investment in the notes.

Tax Consequences to U.S. Holders

Payments of Interest. A U.S. Holder that uses the cash method of tax accounting will be required to include in income the U.S. dollar value of the euro-denominated interest payment on a note based on the spot rate of exchange on the date of receipt. No foreign currency exchange gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency exchange gain or loss realized on the disposition of the euros so received; see “—Transactions in Euros,” below).

A U.S. Holder that uses the accrual method of tax accounting will accrue interest income on a note in euros and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof, within such U.S. Holder’s taxable year; or

•

at such U.S. Holder’s election, at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period or taxable year.

Such election must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A U.S. Holder that uses the accrual method of tax accounting will recognize foreign currency exchange gain or loss on the receipt of an interest payment equal to the difference between (i) the value of the euros received as interest, as translated into U.S. dollars using the spot rate of exchange on the date of receipt and (ii) the U.S. dollar amount previously included in income with respect to such payment. Such foreign currency exchange gain or loss will be treated as ordinary income or loss but will generally not be treated as an adjustment to interest income received on the notes.

Disposition of the Notes. Upon the sale, exchange, retirement at maturity, redemption or other taxable disposition of a note (collectively, a “Disposition”), except as noted below with respect to foreign currency exchange gain or loss, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized by such U.S. Holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be treated as ordinary interest income if such interest has not been previously included in income) and such U.S. Holder’s adjusted tax basis in the note.

Subject to the discussion below regarding notes that are traded on an established securities market, the adjusted tax basis of a note to a U.S. Holder will generally be the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date of purchase, and the amount realized by a U.S. Holder upon the Disposition of a note for an amount denominated in euros will generally be the U.S. dollar value of the euros received calculated at the spot rate of exchange on the date of Disposition. If the notes are traded on an established securities market, a U.S. Holder that uses the cash method of tax accounting, and a U.S. Holder that uses the accrual method of tax accounting if it so elects, will determine the U.S. dollar values of its adjusted tax basis in the note and the amount realized on the Disposition of a note for an amount denominated in euros by translating euro amounts at the spot rate of exchange on the settlement date of the purchase or the Disposition, respectively. The election available to accrual basis U.S. Holders discussed above must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes exceeds one year on the date of Disposition. Long-term capital gains recognized by non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. Holder on a Disposition of a note will generally be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in the euro to U.S. dollar exchange rate during the period in which the U.S. Holder held such note. Such foreign currency exchange gain or loss will equal the difference between the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date (1) the note is disposed of (or the spot rate on the settlement date, if applicable) and (2) of purchase (or the spot rate on the settlement date, if applicable). The recognition of such foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the Disposition of a note.

Transactions in Euros. Euros received as interest on, or on a Disposition of, a note will have a tax basis equal to their U.S. dollar value determined using the spot rate of exchange on the date such interest or such proceeds from Disposition are received. The amount of gain or loss recognized on a subsequent sale or other disposition of such euros will be equal to the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the U.S. Holder’s adjusted tax basis in such euros. As discussed above, if the notes are traded on an established securities market, a cash basis U.S. Holder (or an electing accrual basis U.S. Holder) will determine the U.S. dollar value of the euros by translating the euros received at the spot rate of exchange on the settlement date of the purchase or the

Disposition. A U.S. Holder that purchases a note with previously owned euros will generally recognize gain or loss in an amount equal to the difference, if any, between such U.S. Holder’s adjusted tax basis in such euros and the U.S. dollar fair market value of such note on the date of purchase.

Any such gain or loss will generally be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to euros and the immediate use of such euros to purchase a note will generally not result in any exchange gain or loss for a U.S. Holder.

Reportable Transactions. Treasury Regulations that are intended to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury Regulations, certain transactions are required to be reported to the IRS, including, in certain circumstances, a Disposition of a note or a foreign currency received in respect of a note to the extent that such Disposition results in a tax loss in excess of a threshold amount. Prospective investors should consult their tax advisors to determine the tax reporting obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Tax Consequences to Non-U.S. Holders

Interest. Other than as described below under “Certain Withholding Rules,” no U.S. federal income or withholding tax generally will apply to a payment of interest on a note to a Non-U.S. Holder, provided that:

•

such interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (or, if certain tax treaties apply, such interest is not attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States);

•	such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such Non-U.S. Holder is not a controlled foreign corporation directly or indirectly related to us through stock ownership;

•

either (A) such Non-U.S. Holder provides its name and address, and certifies on Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E (or a substantially similar form), under penalties of perjury, that it is not a U.S. person and that no withholding is required pursuant to FATCA (discussed below) or (B) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof; and

•	we or our paying agent do not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

If all of the foregoing requirements are not met, payments of interest on a note will generally be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met), subject to the discussion below concerning interest that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States.

Disposition of the Notes. A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the Disposition of a note (except to the extent such amount is attributable to accrued interest, which will be taxable as described above), unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States (in which case the gain will be subject to tax as described below) or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met (in which case the Non-U.S. Holder will generally be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the Disposition, which may be offset by certain U.S. source capital losses).

United States Trade or Business. If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest or gain on a note is effectively connected with the conduct of such trade or business and, if a tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, the Non-U.S. Holder will generally be subject to U.S. federal income tax on the receipt or accrual of such interest or the recognition of gain on the Disposition of the note in the same manner as if such holder were a U.S. person. Such interest or gain recognized by a corporate Non-U.S. Holder may also be subject to an additional U.S. federal branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). If such treatment is applicable, any such gain will not be subject to withholding tax and any such interest will not be subject to withholding tax if the Non-U.S. Holder delivers to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and Disposition of notes.

Certain Withholding Rules. Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), withholding at a rate of 30% generally will be required in certain circumstances on interest payments in respect of, and, after December 31, 2018, gross proceeds from the Disposition of, notes held by or through certain foreign financial institutions (including investment funds), unless such institution otherwise qualifies for an exemption or (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Similarly, in certain circumstances, interest payments in respect of, and, after December 31, 2018, gross proceeds from the Disposition of, notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. Accordingly, the entity through which the notes are held will affect the determination of whether withholding under the rules described in this paragraph is required. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the notes.

EUROPEAN UNION SAVINGS DIRECTIVE AND PROPOSED FINANCIAL TRANSACTIONS TAX

EU Savings Directive and Directive on Administrative Cooperation in the Field of Taxation

Under European Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), Member States were required to provide to the tax authorities of other Member States details of certain payments of interest or similar income paid or secured by a person established in a Member State to or for the benefit of an individual resident in another Member State or certain limited types of entities established in another Member State. The Savings Directive was repealed entirely from January 1, 2017 in order to avoid overlap with European Council Directive 2011/16/EU on administrative cooperation in the field of taxation (as amended by European Council Directive 2014/107/EU) (commonly referred to as the “Directive on Administrative Cooperation” or the “DAC”), which implements in the EU the Organization for Economic Cooperation and Development’s (the “OECD”) July 2014 Common Reporting Standard (“CRS”) on the automatic exchange of financial account information. The DAC requires Member States to apply new measures on mandatory automatic exchange of information with effect from January 1, 2016. The CRS covers not only interest income, but also dividends and other types of capital income, and the annual balance of the accounts producing such items of income. The DAC is therefore broader in scope than the Savings Directive, although it does not impose withholding taxes.

The CRS has also been implemented outside of the EU: as of October 2018, 149 jurisdictions had committed to exchanging information under the CRS. The United States has not to date committed to exchanging information under the CRS.

The Proposed Financial Transactions Tax (“FTT”)

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”). The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances. The issuance and subscription of Notes should, however, be exempt. Under the Commission’s Proposal the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

On March 16, 2016, Estonia formally withdrew from enhanced cooperation on FTT leaving ten remaining participating Member States. On October 28, 2016 the European Council issued a state of play note on the FTT which stated that further work at the Council and its preparatory bodies will be required. On December 6, 2016, the Economic and Financial Affairs Council (ECOFIN) discussed work on a proposal aimed at introducing the FTT in the ten participating Member States and the President of ECOFIN called for a draft legislation to be prepared to reflect recent progress, for discussion by national experts. The FTT proposal (including whether or not it comes into force as proposed or at all) remains subject to negotiation between the participating Member States and the scope of any such tax is uncertain. Additional EU Member States may decide to participate.

Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING (CONFLICTS OF INTEREST)

Barclays Bank PLC, BNP Paribas, Goldman Sachs & Co. LLC and J.P. Morgan Securities plc are acting as joint book-running managers of the offering. Citigroup Global Markets Limited, Merrill Lynch International, Morgan Stanley & Co. International plc and Wells Fargo Securities, LLC are acting as senior co-managers, and HSBC Securities (USA) Inc., Mizuho International plc, MUFG Securities EMEA plc, Citizens Capital Markets, Inc., PNC Capital Markets LLC, U.S. Bancorp Investments, Inc. and The Williams Capital Group, L.P. are acting as co-managers. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to those underwriters, the principal amount of notes set forth opposite each underwriter’s name.

Underwriters	Principal Amount of 2023 Fixed Rate Notes	Principal Amount of 2027 Fixed Rate Notes	Principal Amount of 2030 Fixed Rate Notes	Principal Amount of Floating Rate Notes
Barclays Bank PLC	€110,000,000	€150,000,000	€130,000,000	€60,000,000
BNP Paribas	€110,000,000	€150,000,000	€130,000,000	€60,000,000
Goldman Sachs & Co. LLC	€110,000,000	€150,000,000	€130,000,000	€60,000,000
J.P. Morgan Securities plc	€110,000,000	€150,000,000	€130,000,000	€60,000,000
Citigroup Global Markets Limited	€13,750,000	€18,750,000	€16,250,000	€7,500,000
Merrill Lynch International	€13,750,000	€18,750,000	€16,250,000	€7,500,000
Morgan Stanley & Co. International plc	€13,750,000	€18,750,000	€16,250,000	€7,500,000
Wells Fargo Securities, LLC	€13,750,000	€18,750,000	€16,250,000	€7,500,000
HSBC Securities (USA) Inc.	€11,000,000	€15,000,000	€13,000,000	€6,000,000
Mizuho International plc	€11,000,000	€15,000,000	€13,000,000	€6,000,000
MUFG Securities EMEA plc	€11,000,000	€15,000,000	€13,000,000	€6,000,000
Citizens Capital Markets, Inc.	€5,500,000	€7,500,000	€6,500,000	€3,000,000
PNC Capital Markets LLC	€5,500,000	€7,500,000	€6,500,000	€3,000,000
U.S. Bancorp Investments, Inc.	€5,500,000	€7,500,000	€6,500,000	€3,000,000
The Williams Capital Group, L.P.	€5,500,000	€7,500,000	€6,500,000	€3,000,000

Total	€550,000,000	€750,000,000	€650,000,000	€300,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to each underwriter’s right to reject any order in whole or in part.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to dealers at the public offering price less a concession not to exceed 0.180%, 0.255%, 0.270%, and 0.120% of the principal amount of the 2023 fixed rate notes, 2027 fixed rate notes, 2030 fixed rate notes and floating rate notes, respectively. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.100%, 0.150%, 0.150% and 0.050% of the principal amount of the 2023 fixed rate notes, 2027 fixed rate notes, 2030 fixed rate notes and floating rate notes, respectively, on sales to other dealers. After the initial offering of the notes to the public, the underwriters may change the public offering prices and other selling terms.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage and dollar amount of the principal amount the notes).

	Paid by Us	Total
Per 2023 fixed rate note	0.300%	€1,650,000
Per 2027 fixed rate note	0.425%	€3,187,500
Per 2030 fixed rate note	0.450%	€2,925,000
Per floating rate note	0.200%	€600,000

It is expected that delivery of the notes will be made against payment therefor on or about November 30, 2018, which is the third U.S. business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations and the rules of the Financial Industry Regulatory Authority, Inc.

Each series of the notes will be a new issue of securities for which there is currently no established trading market. We intend to apply to list the notes of each series on the NYSE. We cannot assure you that the notes of any series will become or remain listed. The listing application is subject to approval by the NYSE. If such listing is obtained, we have no obligation to maintain such listing and we may delist any series of notes at any time. We cannot provide you with any assurance regarding the liquidity of any trading market for the notes of any series that develops, the ability of holders of such notes to sell their notes or the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in each series of the notes. The underwriters, however, are not obligated to do so, and any market-making activity with respect to any series of the notes may be discontinued at any time without notice.

In connection with the issue of the notes, Goldman Sachs & Co. LLC in its role as stabilizing manager (the “Stabilizing Manager”) for its own account may, to the extent permitted by applicable laws and directives, over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment commenced will be carried out in accordance with applicable laws and regulations.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because Goldman Sachs & Co. LLC has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

We estimate that our total expenses for this offering, excluding the underwriting discounts, will be $3.7 million and will be payable by us.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Conflicts of Interest

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and certain of their affiliates have provided various investment and commercial banking services for us from time to time for which they have received customary fees and commissions, including participating as lenders under our revolving credit facilities. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they have received or will receive customary fees and commissions.

Certain of the underwriters and their affiliates may be holders of the January 2019 Notes, the March 2019 Notes or commercial paper. Such underwriters and their affiliates will receive a portion of the net proceeds from this offering to the extent they continue to hold such January 2019 Notes, March 2019 Notes or commercial paper at their maturity or earlier redemption.

In the event that greater than 5% of the net proceeds from this offering are used to repay indebtedness owed to any individual underwriter or its affiliates, this offering will be conducted in accordance with FINRA Rule 5121. In such event, such underwriter or underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments (including serving as counterparties to certain derivative and hedging arrangements) and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or any of their affiliates have a lending relationship with us, the underwriters or certain of their affiliates routinely hedge, and the underwriters or certain other of their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies.

Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Stryker Corporation.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than: (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of Hong Kong (the “SFO”)) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of Hong Kong (the “C(WUMP)O”), or which do not constitute an offer to the public within the meaning of the C(WUMP)O); and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and accordingly, have not been and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Section 274 and 275 of the SFA. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a) a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b) a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except:

(1)

to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law; or

(4)	as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of and have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offering, Stryker or the notes has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

Notice to Prospective Investors in United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. The prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP and Warner Norcross & Judd LLP and for the underwriters by Sidley Austin LLP.

EXPERTS

The consolidated financial statements of Stryker Corporation and its subsidiaries appearing in Stryker’s Annual Report (Form 10-K) for the year ended December 31, 2017 (including the schedule appearing therein), and the effectiveness of Stryker’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act. The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC, unless specifically stated otherwise. We incorporate by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2017 (including portions of our definitive Proxy Statement for the 2018 Annual Meeting of Shareholders incorporated therein by reference);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018; and

•

Current Reports on Form 8-K filed with the SEC on January 8, 2018, March 2, 2018, March 7, 2018, April 3, 2018, May 4, 2018, July 10, 2018, August 6, 2018, August 30, 2018 and November 9, 2018 (to the extent filed).

Our Internet website address is www.stryker.com. The information contained on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement, at no cost to the requestor. To receive a free copy of any of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus, other than exhibits unless they are specifically incorporated by reference into those documents, call or write:

Stryker Corporation

2825 Airview Boulevard

Kalamazoo, Michigan 49002

Attention: Corporate Secretary

Tel: (269) 385-2600

PROSPECTUS

STRYKER CORPORATION

Common Stock

Preferred Stock

Debt Securities

Warrants

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

We may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, (1) shares of our common stock, (2) shares of our preferred stock, which we may issue in one or more series, (3) debt securities, which may be senior debt securities or subordinated debt securities, (4) warrants, (5) subscription rights, (6) stock purchase contracts and (7) stock purchase units, each representing ownership of a stock purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the stock purchase contracts.

We will provide the specific terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “SYK.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 17 of this prospectus.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplement relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission. See “Risk Factors” on page 2 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2016

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we may sell, from time to time, an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer, which is not meant to be a complete description of any security. Each time that securities are sold, a prospectus supplement containing specific information about the terms of that offering will be provided, including the specific amounts, prices and terms of the securities offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. We urge you to read both this prospectus and any prospectus supplement and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities, together with additional information described under the heading “Where You Can Find More Information” on page 18 of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to purchase these securities in any jurisdiction where the offer or sale is not permitted.

Unless otherwise stated or the context otherwise requires, as used in this prospectus, the words “we,” “us,” “our,” the “Company,” or “Stryker” refer to Stryker Corporation and its consolidated subsidiaries.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date other than the date on the front cover of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any prospectus supplement is delivered or securities are sold on a later date. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

ii

STRYKER CORPORATION

Stryker is one of the world’s leading medical technology companies and, together with our customers, we are driven to make healthcare better. The Company offers a diverse array of innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. Stryker is active in over 100 countries around the world.

Our principal executive offices are located at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, and our telephone number is (269) 385-2600. Our Internet website is www.stryker.com. The content of our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as in our most recent Annual Report on Form 10-K, and in any Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed subsequent to the end of the fiscal year covered by such Annual Report on Form 10-K, each of which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Where You Can Find More Information” on page 18 of this prospectus. These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

From time to time, in this prospectus and the documents we incorporate by reference in this prospectus, as well as in other written reports and oral statements, we discuss our expectations regarding our future performance. Statements and financial discussion and analysis contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “intend,” “may,” “will,” “plan,” “expect,” “should,” “possible,” “predict,” “forecast,” “potential,” “project,” “may impact,” “on track” and similar expressions, including references to assumptions. These forward-looking statements are based on currently available competitive, financial and economic data, current expectations, estimates, forecasts and projections about the industries in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. Among the factors that might affect our performance are:

•	the impact of federal legislation to reform the United States healthcare system and the possible resumption of the 2.3 percent medical device excise tax that has been suspended for 2016 and 2017;

•	a significant increase in product liability claims;

•	the ultimate cost with respect to the Rejuvenate Modular Hip System and ABG II modular-neck hip stem recall;

•	cost of intellectual property litigation;

•	unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products;

•	legislative and regulatory actions;

•	weakening of economic conditions that could adversely affect the level of demand for our products;

•	changes in foreign exchange markets;

•	additional capital that we may require in the future may not be available to us, or only available to us on unfavorable terms;

•	pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products;

•	changes in the competitive environment;

•	our extensive international operations;

•	our ability to integrate acquisitions;

•	resolution of tax audits;

•	changes in reimbursement levels from third-party payors;

•	the impact of investigative and legal proceedings and compliance risks;

•	failure of a key information technology system, process or site and a breach of information security;

•	our ability to manage the implementation of a new global enterprise resource planning system, and

•	other risks detailed in our filings with the SEC.

While we believe that the assumptions underlying such forward-looking statements are reasonable, there can be no assurance that future events or developments will not cause such statements to be inaccurate. All forward-looking statements contained in this prospectus and the documents we incorporate by reference in this prospectus are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements to reflect any changes in events or circumstances or in our expectations or results.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of our securities for working capital and other general corporate purposes, including acquisitions, repayment or refinancing of debt, stock repurchases and other business opportunities. We will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Years Ended December 31,
	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	12.9x	8.9x	11.4x	18.6x	19.9x

The ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” consists of consolidated income/(loss) from continuing operations before income taxes plus fixed charges, and “fixed charges” consists of interest costs, both expensed and capitalized (including amortization of debt discounts and deferred loan costs), and the representative interest component of rent expense.

No shares of our preferred stock were outstanding during the years ended December 31, 2015, 2014, 2013, 2012 and 2011. Therefore, the ratios of earnings to combined fixed charges and preferred dividends are not separately stated from the ratios of earnings to fixed charges for the periods listed above.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the capital stock, debt securities, warrants, subscription rights, stock purchase contracts and stock purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of any security. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

As used in this “Description of Securities,” the terms “we,” “us,” “our,” the “Company,” or “Stryker” refer to Stryker Corporation, a Michigan corporation, and do not, unless otherwise specified, include our subsidiaries.

DESCRIPTION OF CAPITAL STOCK

The following description briefly summarizes certain information regarding our capital stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Michigan Business Corporation Act, as amended, or the MBCA, our Restated Articles of Incorporation, as amended, or our articles, and our By-laws, as amended, or our by-laws.

Capital Stock

Our authorized capital stock consists of (1) 1,000,000,000 shares of common stock, $0.10 par value per share and (2) 500,000 shares of preferred stock, $1.00 par value per share. As of December 31, 2015, we had 373,000,493 shares of common stock issued and outstanding, and no shares of preferred stock issued.

Common Stock

Each share of common stock entitles the holder thereof to one vote for each share held by it of record on each matter submitted to a vote. Other than the election of directors, if an action is to be taken by vote of the shareholders, it will be authorized by a majority of the votes cast by the holders of shares entitled to vote on the action, unless a greater vote is required in our articles or by-laws. Directors are elected by a plurality of the votes cast at an election.

Subject to the prior payment or provision therefor of dividends on the preferred stock, if any, holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. Holders of our common stock have no conversion, preemptive or other rights to subscribe for any securities of ours, and there are no redemption or sinking fund provisions with respect to such shares. In the event of any liquidation, dissolution or distribution of our assets and after satisfaction of the preferential requirements of the preferred stock, if any, holders of common stock will be entitled to share ratably in the distribution of the remaining assets of the Company available for distribution. The rights, preferences and privileges of holders of common stock are subject to applicable law and the rights of the holders of any shares of preferred stock and any additional classes of stock that we may issue in the future.

Preferred Stock

Our articles authorize our Board of Directors to issue up to 500,000 shares of preferred stock in one or more series, with such distinctive designation or title and in such number of shares as may be authorized by our Board of Directors. Our Board of Directors is authorized to prescribe the relative rights and preferences of each series, and the limitations applicable thereto, including but not limited to the following: (1) the voting powers, full, special, or limited, or no voting powers, of each such series; (2) the rate, terms and conditions on which dividends will be paid, whether such dividends will be cumulative, and what preference such dividends shall have in relation to the dividends on other series or classes of stock; (3) the rights, terms and conditions, if any, for conversion of such series of preferred stock into shares of other series or classes of stock; (4) any right of the Company to redeem the shares of such series of preferred stock, and the price, time and conditions of such redemption, including the provisions for any sinking fund; and (5) the rights of holders of such series of preferred stock in relation to the rights of other series and classes of stock upon the liquidation, dissolution or distribution of our assets. Unless otherwise provided by our Board of Directors, upon redemption or conversion, shares of preferred stock will revert to authorized but unissued shares and may be reissued as shares of any series of preferred stock.

The particular terms of any preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include those described in the preceding paragraph.

Limitation of Liability

Our articles provide that, to the full extent authorized or permitted by the MBCA, directors of Stryker will not be personally liable to Stryker or its shareholders for any acts or omissions in such person’s capacity as a director. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under federal securities laws.

Certain Statutory, Articles and By-law Provisions Affecting Shareholders

Certain provisions in our articles and by-laws and the MBCA may have the effect of delaying, deferring or preventing a change of control of the Company or may operate only with respect to extraordinary corporate transactions involving the Company.

Business Combination Act

We are subject to the provisions of Chapter 7A of the MBCA, which provides that business combinations between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote and not less than two-thirds of each class of stock entitled to vote (excluding voting shares owned by such 10% owner). Chapter 7A defines a “business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an interested shareholder or certain affiliates. An “interested shareholder” is generally any person who owns 10% or more of the voting shares of the corporation. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, a specified person. Such requirements do not apply if the transaction satisfies fairness standards, other specified conditions are met and the interested shareholder has been such for at least five years.

Article and By-Law Provisions

Our articles and by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include an advance notice requirement for director nominations and actions to be taken at annual meetings of shareholders, the inability of the shareholders to call a special meeting of the shareholders and the availability of authorized but unissued blank check preferred stock.

Advance Notice Requirement

Our by-laws set forth advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be presented at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely given in writing to the secretary of Stryker prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of Stryker not less than 90 days nor more than 120 days prior to the meeting. The advance notice requirement does not give the Board of Directors any power to approve or disapprove shareholder director nominations or proposals but may have the effect of precluding the consideration of certain business at a meeting if the proper notice procedures are not followed.

Special Meetings of Shareholders

Our by-laws do not grant the shareholders the right to call a special meeting of shareholders. Under our by-laws, special meetings of shareholders may be called only by the chairman of our Board of Directors, our president or by order of our Board of Directors.

Blank Check Preferred Stock

Our preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

The effects of the issuance of one or more series of the preferred stock on the holders of our common stock could include:

•	reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on our common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of our common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of our common stock if the series of preferred stock is convertible, and is converted, into our common stock; and

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restrictions on the rights of holders of our common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SYK.”

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit, from time to time. The debt securities may either be senior debt securities or subordinated debt securities. Senior debt securities may be issued under the Senior Indenture, dated as of January 15, 2010, between us and U.S. Bank National Association, as trustee, and subordinated debt securities may be issued under a “Subordinated Indenture” anticipated to be entered into between us and U.S. Bank National Association, as trustee. This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures.” The Senior Indenture and the form of the Subordinated Indenture have been filed with the SEC and are incorporated by reference in the registration statement on Form S-3 of which this prospectus forms a part. We may also issue debt securities under a separate, new indenture. If that occurs, we will describe any differences in the terms of any such indenture in the prospectus supplement.

The following briefly summarizes the material provisions of the Indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement or pricing supplement, as the case may be. You should read the more detailed provisions of the applicable Indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of an offering of debt securities, which will be described in more detail in the applicable prospectus supplement or pricing supplement, as the case may be. Copies of the Indentures may be obtained from Stryker or the trustee.

General

The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent and in the manner set forth in the Subordinated Indenture. The debt securities will not be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

Since our operations are partially conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the debt securities, is partially dependent upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make funds available to us, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of our debt securities to participate in those assets) will be effectively subordinated to the claims of such subsidiary’s creditors, including trade creditors.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

Each prospectus supplement will summarize the material terms relating to the specific series of debt securities being offered. These terms may include some or all of the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of such series;

•	the purchase price for the debt securities and the denominations of the debt securities, if other than minimum denominations of $2,000 and integral multiples of $1,000 above that amount;

•	the date or dates upon which the debt securities are payable and whether the stated maturity date may be extended or the method used to determine or extend those dates;

•	the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate or rates shall be determined;

•	the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

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the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date, or the method by which such date or dates shall be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period;

•	any provisions that would determine payments on the debt securities by reference to any index, formula or other method, and the manner of determining the amount of such payments;

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the place or places where payments on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable Indenture;

•	the rate or rates of amortization of the debt securities, if any;

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our obligation or discretion, if any, to redeem, repay or repurchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which, the price or prices at which and the other terms and conditions upon which any debt securities of such series shall be redeemed, in whole or in part, pursuant to such obligation;

•	the terms and conditions, if any, regarding the mandatory conversion or exchange of debt securities;

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the period or periods within which, the price or prices at which, and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

•	any restriction or condition on the transferability of the debt securities of a particular series;

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the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default, as defined below, if other than the full principal amount;

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if other than U.S. dollars, the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from or modifications or additions to the Events of Default or our covenants with respect to the applicable series of debt securities;

•	whether the debt securities will not be subject to defeasance or covenant defeasance, which terms are described below;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•	whether we are issuing the debt securities in whole or in part in global form;

•	the depositary for global or certificated debt securities;

•	the names of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

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to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered on the record date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

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if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

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whether, under what circumstances and the currency in which we will pay any additional amounts on the debt securities as contemplated in the applicable Indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts (and the terms of any such option);

•	whether and the extent to which the debt securities are entitled to the benefits of any guarantees by any of our subsidiaries or any other form of guarantee;

•	the subordination provisions applicable to the debt securities, if any; and

•	any other specific terms of the debt securities not inconsistent with the applicable Indenture.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payments by us of the principal of, premium, if any, and interest on such subordinated debt securities.

The Subordinated Indenture does not limit the issuance of additional senior indebtedness.

Certain Covenants

Except as set forth below or in any indenture supplemental to the Indentures or in a board resolution of ours establishing a series of securities under the Indentures, the Indentures will not:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries; or

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contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event of a decline in the credit rating of our debt securities resulting from a change in control, recapitalization or similar restructuring or in the case of any other event.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into any other corporation, and we may sell or transfer all or substantially all of our assets to another corporation, provided, among other things, that (a) we are the surviving corporation or the corporation formed by or resulting from any such consolidation or merger or the transferee of such assets shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of, and premium, if any, and interest, if any, on the debt securities issued under either the Senior Indenture or the Subordinated Indenture and the performance and observance of the applicable Indenture and (b) we or such successor corporation shall not immediately thereafter be in default under the applicable Indenture.

Events of Default

The following events are defined in the Indentures as “Events of Default”:

•	default in the payment of any installment of interest on any debt securities in such series for 30 days after becoming due;

•	default in the payment of principal or premium, if any, of any debt securities in such series when due;

•	default in the deposit of any sinking fund payment, when due;

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default in the performance of any other covenant for 90 days after notice, which must be sent by either the trustee or holders of 25% of the principal amount of the debt securities of the affected series;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default that may be set forth in the supplemental indenture or board resolution with respect to a particular series of debt securities.

If an Event of Default shall occur and be continuing with respect to a series of debt securities, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series (or such lesser amount as may be provided for in the debt securities of such series) may declare the entire principal amount of all the debt securities of such series to be due and payable; provided that, in the case of an Event of Default involving certain events of bankruptcy, insolvency or reorganization, such acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof may become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof. No such rescission shall affect any subsequent default or impair any right consequent thereon.

The Indentures provide that the trustee shall, after the occurrence of a default with respect to a particular series of debt securities, give or may withhold from the holders of the debt securities of such series notice of such default known to it (the term default to mean the events specified above without grace periods) to the extent provided by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

We will be required to furnish the trustee annually a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of our obligations under the Indentures or, if there has been a default in the fulfillment of any such obligation, specifying each such default. No holder of any debt securities of any particular series shall have any right to institute any judicial or other proceeding with respect to the Indentures, or for the appointment of a receiver or trustee, or for any other remedy unless:

•	an Event of Default shall have occurred and be continuing and such holder shall have given the trustee prior written notice of such continuing Event of Default;

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the holders of not less than 25% of the outstanding principal amount of the debt securities of a particular series shall have requested the trustee for such series to institute proceedings in respect of such Event of Default;

•	the trustee shall have been offered reasonable indemnity against its costs, expenses and liabilities in complying with such request;

•	the trustee shall have failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

•	no direction inconsistent with such written request shall have been given for 60 days by the holders of a majority in principal amount of the outstanding debt securities of such series.

However, a holder may bring a lawsuit to receive payment of money due on a debt security on or after the due date of such payment.

The holders of a majority in principal amount of a particular series of debt securities outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to such series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The Indentures provide that in case an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the Indentures, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any of the holders of debt securities of a particular series unless they shall have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated to the contrary in the applicable prospectus supplement, we may discharge or defease our obligations under each Indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by, among other things, irrevocably depositing with the trustee funds or government obligations denominated in U.S. dollars or in the foreign currency in which debt securities of such series are payable in an amount sufficient to pay the entire indebtedness on debt securities of such series with respect to principal (and premium and additional amounts, if any) and interest to the date of such deposit (if debt securities of such series have become due and payable) or to the maturity thereof or the date of redemption of debt securities of such series, as the case may be.

Unless otherwise indicated in the applicable prospectus supplement, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on debt securities of such series and other obligations to register the transfer or exchange of debt securities of such series, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust), or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series of debt securities and any omission to comply with such obligations shall not constitute an Event of Default with respect to such series of debt securities upon the deposit with the Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity. As a condition to defeasance or covenant defeasance, we must, among other things, deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Modification and amendments of the Indentures may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, debt securities of any series;

•	reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, debt securities of any series;

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change our obligation to pay additional amounts with respect to debt securities of any series or reduce the amount of the principal of an original issue discount debt security or any other debt security that would be due and payable upon a declaration of acceleration of the maturity thereof;

•	change the place of payment where, or the coin or currency in which, the principal of, or any premium or interest on, debt securities of any series is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of debt securities of any series;

•	reduce the percentage in principal amount of an outstanding series of debt securities, the consent of whose holders is required in order to take certain actions;

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modify any of the provisions in the Indentures regarding the waiver of past defaults and the waiver of certain covenants by the holders of a particular series of debt securities except to increase any percentage vote required or to provide that certain other provisions of the Indentures cannot be modified or waived without the consent of the holder of each debt security of such series affected thereby;

•	make any change that adversely affects the right to convert or exchange any series of debt security into or for our common stock or other securities in accordance with its terms; or

•	modify any of the above provisions.

The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of such series, waive our compliance with certain restrictive provisions of the applicable Indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default and its consequences under the Indenture with respect to the debt securities of such series, except a default:

•	in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to debt securities of such series; or

•	in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

Notwithstanding the foregoing, certain types of changes do not require any vote by holders of the debt securities. These types of changes are limited to corrections and clarifications and certain other changes that would not adversely affect holders of the debt securities. Nor do we need any approval to make changes that affect only debt securities to be issued under the Indenture after the changes take effect.

The Subordinated Indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of then outstanding senior indebtedness that would be adversely affected by the amendment.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security that remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security shall thereafter, as an unsecured general creditor, look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

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DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

•	we determine, in our sole discretion (but subject to the procedures of DTC), that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws (other than Section 5-1401 of the General Obligations Law of the State of New York), except to the extent that the Trust Indenture Act is applicable, in which case the Trust Indenture Act will govern.

Concerning the Trustee

U.S. Bank National Association is the trustee under the Senior Indenture and we anticipate appointing U.S. Bank National Association as the trustee under the Subordinated Indenture and also as the paying agent, conversion agent, registrar and custodian with regard to the debt securities. The trustee or its affiliates may in the future provide banking and other services to us in the ordinary course of their respective businesses.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of warrants to acquire our securities that we may issue from time to time. The applicable prospectus supplement will describe the terms of any warrant agreement and the warrants issuable thereunder. If any particular terms of the warrants described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

We may issue warrants for the purchase of our debt securities, common stock, preferred stock or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the number of warrants offered;

•

the securities underlying the warrants, including the securities of third parties or other rights, if any, to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. All warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The applicable warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase debt securities, preferred stock, common stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the holder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of debt securities, preferred stock, common stock or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each holder;

•	the number and terms of the shares of debt securities, preferred stock, common stock or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, please see the section entitled “Where You Can Find More Information” on page 18.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase or sell the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. This description is not complete and the description in the prospectus supplement will not necessarily be complete, and reference is made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers; or

•	through agents or dealers to purchasers.

In addition, Stryker may enter into derivative or hedging transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third parties may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in a prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, will act as counsel to Stryker and certain matters of Michigan law will be passed upon for us by Warner Norcross & Judd LLP. Counsel for any underwriter or agent will be noted in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Stryker Corporation and its subsidiaries appearing in Stryker’s Annual Report (Form 10-K) for the year ended December 31, 2015 (including the schedule appearing therein), and the effectiveness of Stryker’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities covered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement. For further information with respect to us and the securities being offered, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in the prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or otherwise filed with the SEC, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document is qualified in all respects by reference to the contract or document to which it refers. In addition, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street NE, Room 1580, Washington, D.C. 20549. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at www.stryker.com. The content of our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that (1) we can disclose important information to you by referring you to those documents and (2) those documents are considered part of this prospectus. The following documents are incorporated by reference into this prospectus (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2015; and

•	The description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on July 1, 1997.

We also incorporate by reference all documents we may subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus is a part and prior to the termination of the offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules). The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus, at no cost to the requestor. To receive a free copy of any of the documents incorporated by reference into this prospectus, other than exhibits, unless they are specifically incorporated by reference into those documents, call or write:

Stryker Corporation

2825 Airview Boulevard

Kalamazoo, Michigan 49002

Attention: Corporate Secretary

Tel: (269) 385-2600

€2,250,000,000

STRYKER CORPORATION

€550,000,000 1.125% Notes due 2023

€750,000,000 2.125% Notes due 2027

€650,000,000 2.625% Notes due 2030

€300,000,000 Floating Rate Notes due 2020

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays	BNP PARIBAS	Goldman Sachs & Co. LLC	J.P. Morgan

Senior Co-Managers

BofA Merrill Lynch	Citigroup	Morgan Stanley	Wells Fargo Securities

Co-Managers

Citizens Capital Markets	HSBC	Mizuho Securities	MUFG

PNC Capital Markets LLC	US Bancorp	The Williams Capital Group, L.P.

November 27, 2018